Exhibit 99.(p)(27)

CODE OF ETHICS

WILLIAM BLAIR FUNDS

AND

WILLIAM BLAIR & COMPANY, L.L.C.

The objective of William Blair & Company, L.L.C. (“William Blair”) as the investment adviser to individual and institutional clients, including the William Blair Funds, and as a sub-adviser to other registered investment companies (together with the William Blair Funds, individually a “Fund” and collectively, the “Funds”) is to provide the highest level of professional conduct and service to these clients and Funds.  One of the most important requirements that William Blair’s goal of professional service imposes is that all transactions for the Funds and other clients of William Blair have priority over the personal transactions of those individuals involved with the Funds and their operations and other clients of William Blair.

William Blair recognizes that, as a fiduciary to its clients, it owes a duty to all of its clients to avoid conflicts of interest and act solely in the best interests of its clients.  Accordingly, each principal and officer (or other person occupying a similar status or performing similar functions), and employee of William Blair, and any other person who provides advice on behalf of William Blair and is subject to William Blair’s supervision and control (each, a “supervised person”), is required to comply will all applicable federal securities laws.

Consequently, it is imperative that any information that any person obtains regarding the Funds’ and other clients’ investment plans be held in strictest confidence, and never be used to the advantage of anyone but the Funds and the other clients, respectively.  This obligation to avoid personal advantage from such information extends to all of the Funds’ officers and trustees, as well as to all of William Blair’s principals and employees.  In carrying out their obligation to monitor the Funds’ pursuit of their respective investment objectives, the Funds’ respective trustees may, on occasion, acquire “inside” information regarding the Funds’ portfolio transactions. Any such knowledge would impose upon the Funds’ trustees the obligation to avoid personal use of such information.

This Code of Ethics is applicable to William Blair Funds and to William Blair with regard to its activities for all of its clients, including the Funds.  William Blair will provide each supervised person with a copy of this Code of Ethics and any amendments thereto.  Each supervised person will provide a written acknowledgement of their receipt and review of the Code of Ethics and any amendments to William Blair’s Chief Compliance Officer (the “CCO”).  Each supervised person will promptly report any known violations of the Code of Ethics to the CCO.

1.                                       Definitions.

a.                                       The “President” is the President of William Blair Funds.

b.                                      An “Access Person” means:

i.                                          Each principal and officer of William Blair (or other person occupying a similar status or performing similar functions);

ii.                                       Any supervised person (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund, or (ii) is involved in securities recommendations to clients or who has access to nonpublic recommendations.

c.                                       A “Fund Direct Access Person” means:

i.                                          Each principal and officer of William Blair (or other person occupying a similar status or performing similar functions);

ii.                                       Each officer and trustee of the Fund who is an “interested person” of the Fund as defined in Section 2(a)(19) of the Investment Company Act of 1940;

iii.            Any principal or officer (or other person occupying a similar status or performing similar functions), or employee of the Fund or William Blair (or of any company in a control relationship to the Fund or William Blair) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

iv.            Any natural person in a control relationship to the Fund or William Blair who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

For purposes of this Code, an account which is managed by William Blair or any of its affiliates, which is not a registered investment company and in which Direct or Indirect Access Persons or other principals of William Blair hold interests (“Private Fund Account”) will not be deemed a Direct or indirect Access Person hereunder if the aggregate beneficial ownership of all Direct and Indirect Access Persons and principals of William Blair in such Private Fund Account represents less than 10% of the total interests in the Private Fund Account.

d.                                      A “Fund Indirect Access Person” is any trustee of William Blair Funds who is not a Direct Access Person and who is not an “interested person” of the Fund as defined in Section 2(a)(19) of the Investment Company Act of 1940 (an “Independent Trustee”).

e.                                       A person does not become an Access Person or a Fund Direct Access Person simply by virtue of the following:

i.              normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading; or

ii.             a single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.

f.                                         A Covered Security is “being purchased or sold” by a Fund from (1) the time when the President (or any other person or persons to whom the President has conferred the authority to make investment decisions for the Fund) decides to purchase or sell a specified amount of the Covered Security within a specified price range until (ii) the earlier of the time when the sale or purchase has been completed or the time when the price range is first exceeded.

g.                                      A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

h.                                      The “beneficial ownership” of a Covered Security shall be determined hereunder in the same manner as under Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which the person has or acquires.  Specifically, a person will be regarded as having beneficial ownership of (i) any Covered Security, title to which can vest or revest in that person, (ii) any Covered Security held in another’s name, if, by reason of any contract, understanding, relationship, agreement or other arrangement, the person obtains therefrom benefits substantially equivalent to those of ownership, and (iii) any Covered Security owned by (A) the person’s spouse or minor children, (B) a trust of which the person, or the person’s spouse or minor children, is or are named (individually or by class) as beneficiaries and have a present beneficial interest, or (C) relatives of the person who share the person’s home.

i.              “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940.

j.                                          The term “purchase or sale of a Covered Security” includes, inter alia, the buying or writing of an option to purchase or sell a Covered Security and any security convertible into or exchangeable for such Covered Security.

k.                                       The term “Covered Security” shall mean a “security” as that term is defined in Section 2(a)(36) of the Investment Company Act of 1940, as well as futures and commodities, except that it does not include direct obligations of the Government of the United States, bankers’ acceptances, bank and savings and loan association accounts, high quality short-term debt instruments (including repurchase agreements), certificates of deposit, commercial paper, or shares of registered open-end investment companies.  However, for “Access Persons” the term “Covered Security” shall also mean shares of a Fund.

l.                                          A person will “indirectly” effect a transaction if, but only if, the person knowingly causes or influences another person to effect the transaction.

m.                                    The “Supervisory Committee” shall consist of the President and CCO and such other persons as are designated by the President and CCO.

n.                                      “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

o.                                      “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to rule 504, rule 505 or rule 506 thereunder.

2.                                       Exempted Transactions. The prohibitions and reporting requirements of Sections 3, 4 and 5 of this Code do not apply to the following items:

a.                                       Purchases or sales effected in any account over which a person has no direct or indirect influence or control.

b.                                      Purchases that are part of an automatic investment plan.

For purposes of this Code, an account which is not a registered investment company, which is managed by William Blair or one of its affiliates, and in which a Direct or Indirect Access Person has beneficial ownership (“Private Fund Account”) will not be deemed to be a Direct or Indirect Access Person hereunder if the aggregate beneficial ownership of all Direct and Indirect Access Persons and principals of William Blair in such Private Fund Account represents less than 10% of the total interests in the Private Fund Account.

3.                                       Prohibitions.

a.                                       Except as provided in Section 2 of this Code, no Access Person or Fund Direct or Indirect Access Person may purchase or sell, directly or indirectly, a Covered Security in which such Person has, or by reason of such transaction acquires or sells, any direct or beneficial ownership, if the Person knew or reasonably should have known at the time of such purchase or sale that the security was being purchased or sold by a Fund or other client, or was being considered for such purchase or sale.

b.                                      No Access Person or Fund Direct or Indirect Access Person may disclose to any person any non-public information regarding transactions in any Covered Security being purchased or sold by a Fund or other client, or being considered for such purchase or sale.  This prohibition does not apply to disclosures among such Persons in connection with their performance of duties for a Fund or other client.

c.                                       Direct Access Persons who are managers of a Fund or Fund portfolio are prohibited from buying or selling a Covered Security, for themselves or for any account that they may advise on behalf of a principal or employee of William Blair (excluding Private Fund Accounts described in Section 1.b. hereof), within a seven-calendar-day period before or after their portfolio trades in the same security.  The WILBLAIRCO Associates Microcap Fund shall not be subject to this prohibition, provided that no portfolio manager for the Value Discovery Fund has a direct or indirect beneficial ownership interest in the WILBLAIRCO Associates Microcap Fund.

d.                                      Any Access Person or Fund Direct or Indirect Access Person who specifically recommends to a Fund or other client the purchase or sale of a Covered Security must disclose any beneficial interest in the Covered Security that is known to such Person and whether the Person has or expects to acquire or sell within a reasonable period of time.  This requirement does not apply to delivery to a Fund or other client of recommendations (such as brokers’ reports and investment letters) that are addressed or available to parties other than the Fund or other client.

e.                                       No Access Person or Fund Direct Access Person may seek or accept any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of a Fund or other client.  For purposes of this Code, de minimus is defined, as reasonable and customary business entertainment, such as lunch, dinner or tickets to sporting or cultural events, but does not include trips or similar activities.

f.                                         No Access Person or Fund Direct Access Person may personally or beneficially acquire for his or her account any security in an Initial Public Offering.

g.                                      No Access Person or Fund Direct Access Person may personally or beneficially acquire any security described by an underwriter as a “hot issue” public offering or “new issue”.

h.                                      No Access Person or Fund Direct Access Person may purchase any security offered in a Limited Offering without prior approval from the Compliance Department.  Consideration will take into account whether or not the investment opportunity should be reserved for the Fund.

i.                                          No Access Person or Fund Direct Access Person may purchase foreign Covered Securities without prior approval from the Supervisory Committee.

j.                                          No Access Person or Fund Direct Access Person should serve on Boards of Directors of publicly traded companies without prior authorization from the Supervisory Committee, which would base its determination upon whether the board service would be consistent with the interests of the Fund.

4.                                       Reporting.

a.                                       Except as provided in Section 2 of the Code, each Access Person and Fund Direct Access Person must report to the Supervisory Committee (or to such person as the Supervisory Committee may designate from time to time) the information described in Section 4.c of this Code with respect to any transaction of which the Person is aware in any Covered Security in which the Access Person and Fund Direct Access Person has, or by reason of such transaction acquires, any beneficial ownership.

b.                                      Except as provided in Section 2 of this Code, each Fund Indirect Access Person must report to the Supervisory Committee the information described in Section 4.c of this Code with respect to any transaction of which the Fund Indirect Access Person is aware in a Covered Security in which the Fund Indirect Access Person has, or by reason of such transaction acquires, any beneficial ownership if such Fund Indirect Access Person at the time of the transaction knew, or in the ordinary course of fulfilling the Fund Indirect Access Persons official duties as a trustee of the Fund should have known, that, during the fifteen-day period immediately preceding or after the date of the transaction, the security was purchased or sold by a Fund, or was being considered for such purchase or sale.

c.                                       Every such required report must be made no later than thirty days after the end of the calendar quarter in which the transaction with respect to which the report relates is effected and must contain the following information:

i.                                          the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date and number of shares, and the principal amount of each Covered Security involved;

ii.                                       the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii.                                    the price at which the transaction was effected;

iv.                                   the name of the broker, dealer, bank or other party with or through whom the transaction was effected; and

v.                                      the date of the report.

d.                                      Access Person and Fund Direct Access Persons shall forward copies of all brokerage confirmations to the Supervisory Committee.  If a confirmation for the reporting Access Person’s transaction includes the required information, the form of report under 4.c may be a copy of the confirmation involved.

e.                                       Each Fund Direct Access Person will, no later than 30 days after the end of a calendar quarter, provide to the Supervisory Committee (or to such person as the Supervisory Committee may designate from time to time) a report with respect to accounts established with any broker during the quarter for the direct or indirect benefit of the Fund Direct or Indirect Access Person other than William Blair & Company, L.L.C.  Such report will contain the name in which the account is maintained, the name of the broker, dealer or bank where the account was established, the date the account was established and the date the report is submitted.

f.                                         Direct Access Persons who have obtained prior authorization to acquire securities in a Limited Offering, or who otherwise hold securities previously acquired in a Limited Offering are required to disclose that investment in any subsequent consideration of the Fund of an investment in the private placement issuer.

g.                                      Each Access Person and Fund Direct Access Person shall provide the Supervisory Committee with a schedule of all personal securities holdings upon commencement of employment (or upon becoming an Access Person or Fund Direct Access Person) and annually thereafter. The initial report shall be made within 10 calendar days after commencement of employment (or upon becoming an Access Person or Fund Direct Access Person) and shall include the following information (which information must be current as of a date no more than 45 days before the date the person becomes an Access Person or Fund Direct

Access Person). Annually thereafter, the report shall include the following information as of a date no more than 45 days prior to the date the report was submitted.

i.                                          the title, and as applicable the exchange ticker symbol or CUSIP numbers, number of shares and principal amount of each Covered Security in which such Access Person or Fund Direct Access Person has any direct or indirect beneficial ownership;

ii.                                       the name of any broker, dealer or bank with whom the Access Person or Fund Direct Access Person maintains an account in which any securities are held for the direct or indirect benefit of such Person, the name in which the account is maintained and the number of the account (or if no such account is maintained, a statement to that effect); and

iii.                                    the date the report is submitted by the Access Person or Fund Direct Access Person.

Annual reports shall be filed within ten calendar days after the last day of each calendar year. This obligation may be fulfilled by providing the Supervisory Committee with a copy of such Person’s brokerage account statements, provided that (1) such statements contain in the aggregate all of the information called for above and (2) that such Person indicates that he has reviewed the statements for accuracy and completeness by signing the copy of each statement submitted to the Supervisory Committee.

h.                                      No report made pursuant to this Section 4 will be construed as an admission by the Access Person making the report that the Access Person has any direct or indirect beneficial ownership interest in the Covered Security to which the report relates.

i.                                          The Director of Compliance shall establish procedures to enforce this Code and shall designate one or more persons who shall be responsible for reviewing the transaction and holding reports made pursuant to this Section 4.  No member of the Compliance Department shall review his own reports and such reports shall be reviewed by a compliance or management person who is senior to such person.

5.             Personal Securities Transactions.

a.                                       All Access Persons and Fund Direct Access Persons must ‘preclear’ their personal purchases or sales of Covered Securities prior to their execution with the person or persons designated by the Supervisory Committee to perform the preclearance function.(1)

b.                                      Access Persons and Fund Direct Access Persons shall execute through William Blair all transactions in Covered Securities subject to the reporting requirements of Section 4.a or 4.b for an account over which the person has direct or indirect influence or control, unless an exemption is obtained from the Compliance Department.

(1)  The Supervisory Committee currently has designated individuals on the William Blair trading desk to pre-approve all transactions by Access Persons and Fund Direct Access Persons.

6.                                       Disclosure.

The officers of William Blair Funds generally will not disclose any purchases or sales of Covered Securities made during the quarter in which the meeting of the board of trustees is held.

7.                                       Sanctions.

Upon discovering a violation of this Code, William Blair may impose such sanctions as it deems appropriate including, inter alia, disgorgement of profits, fines, a letter of censure, suspension, or termination of the employment of the violator.  William Blair shall inform the Fund’s board of trustees of any discovered violations by members of the Fund’s board of trustees, and the board of trustees shall have the authority and power to discipline its members for such violations.

8.                                       Miscellaneous.

a.                                       No knowledge or information regarding a Fund’s portfolio transactions will be imputed to a trustee by reason of a meeting of the board of trustees if the trustees did not attend the portion of the meeting at which the information was discussed.

b.                                      No report is required under Section 4.c of this Code to the extent that the information therein would duplicate information recorded under subsections 12 or 13 of Rule 204-2(a) under the Investment Advisers Act of 1940, provided that such information shall be provided automatically to the appropriate Supervisory Committee.

c.                                       Covered Securities, and transactions in Covered Securities, may be exempted (individually or by class) from Section 3.a hereof by the Supervisory Committee on a finding that the purchase or sale involved is only remotely potentially harmful to the Fund or other client because, e.g., the purchase or sale would be very unlikely to affect a highly institutional market.  The Supervisory Committee may also exempt the sale of a Covered Security by an Access Person or Fund Direct or Indirect Access Person under unusual circumstances, such as a personal financial emergency.

d.                                      The fact that a Covered Security has been the subject of a formal or informal research report shall not, in and of itself, indicate that the Covered Security is under consideration for purchase or sale. For purposes hereof, it shall not be considered that any Access Person or Fund Direct or Indirect Access Person knew or should have known, that a Covered Security was under consideration for purchase or sale, or that the Covered Security had been purchased or sold, solely on the basis of receipt of a research report thereon.

e.                                       No Covered Security purchase or sale by an Access Person or a Fund Direct or Indirect Access Person will prevent the President (or other person controlling investments) from purchasing or selling the Covered Security for a Fund or other client.

f.                                         William Blair and the Fund shall submit this Code to the board of trustees of the Fund for approval within the time frames required by Rule 17j- 1 of the Investment Company Act of 1940.  Any material changes to this Code shall be submitted to such board within six months of such change.

g.                                      On an annual basis, William Blair and the Fund shall provide a written report that summarizes existing procedures concerning personal investing and any additional procedures adopted during the year; describes any material issues arising under the Code or such procedures since the last report, including but not limited to any material violations of the Code or such procedures and any sanctions imposed in response thereto; identifies material conflicts that arose during the year; and identifies any recommended changes in restrictions or procedures based upon the companies’ experience under this Code, evolving industry practices, or developments in applicable law or regulations.  Such report must include any certification required by Rule 17j-l.

h.                                      William Blair shall maintain all records required to be kept under Rule 17j-l on its own behalf and on behalf of the Fund.

i.                                          William Blair shall describe this Code in Part II of its Form ADV and will furnish clients with a copy of this Code upon request.

AMENDED: [January 7, 2005]

* * *

The undersigned acknowledges receipt of a copy of the Code of Ethics and agrees to comply with all the provisions of the Code of Ethics.

Date	Signature

NON-WILLIAM BLAIR & COMPANY, L.L.C.
BROKERAGE ACCOUNTS

Name

Account Name

Account Number

Date Account Established

Firm Name

Address

Relationship to Officer or Trustees

Dated:

ATTACHMENT

TO
WILLIAM BLAIR CODE OF ETHICS
[January 7, 2005]

SUPERVISORY COMMITTEE

Richard W. Smirl
Marco Hanig
Michelle Seitz

TRADING DESK

(persons to pre-approve securities transactions)

Michael Thompson
Reggie Weaver